Exhibit 99.1
[ONEOK Logo]	News
June 28, 2007	Analyst Contact: Dan Harrison
918-588-7950 Media Contact: Megan Washbourne 918-588-7572

ONEOK Completes Stock Repurchase Program

TULSA, Okla. - June 28, 2007 - ONEOK, Inc. (NYSE: OKE) today announced that it has repurchased 7.5 million shares of outstanding common stock under an accelerated share repurchase agreement with Bank of America, N.A. at an initial price of $49.33 per share for a total of $370 million. The company funded the repurchase with cash on hand.

The company's outstanding shares used to calculate earnings per share have been reduced by the number of shares repurchased and now stand at approximately 104 million shares outstanding.

"Completion of the share repurchase provides immediate value to our shareholders," said John W. Gibson, ONEOK chief executive officer. "Because we believe our shares are undervalued, our investment, at today's prices, delivers an attractive return to our shareholders."

Gibson also said the accelerated repurchase program eliminates the management distraction that would occur if the company were to repurchase the shares over an extended period of time.

Under the terms of the accelerated repurchase agreement, ONEOK repurchased 7.5 million shares immediately from Bank of America, which borrowed the shares sold to the company and will purchase shares in the open market to settle its borrowings. The company's repurchase is subject to, among other things, a financial adjustment based on the volume-weighted average price, less a discount, of the shares subsequently repurchased by Bank of America over the course of the repurchase period. The price adjustment can be settled, at the company's option, in cash or in shares of the company's common stock.

The accelerated repurchase was completed under a stock repurchase plan approved by the company's board of directors on May 17, 2007, that authorized the company to purchase 7.5 million shares. With the completion of the accelerated share repurchase plan, no shares remain available for repurchase under the plan. Shares of stock repurchased under this plan are held as treasury shares.

Previously, the board had authorized a 7.5 million share repurchase program in January 2005, which was extended and expanded by another 7.5 million shares in November 2005. Repurchase of the shares was completed in August 2006.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc., visit the Web site: www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to our anticipated financial performance, management's plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. OKE-FI